EXHIBIT 4.1

R U L E S

OF

THE TNT PERFORMANCE SHARE PLAN

Adopted by the Supervisory Board of TNT N.V. on 25 October 2002 and amended by the Supervisory
Board of TNT N.V. on 18 February 2004 and 24 February 2005

Ernst & Young LLP

1 More London Place

London

SE1 2AF

TNT PERFORMANCE SHARE PLAN

Contents

Rule

1	Definitions and interpretation

2	Grant of Allocations

3	Restrictions on the grant of Allocations

4	Conditions attaching to Allocations

5	Achievement of Performance Condition

6	Issues arising at Vesting

7	Lapse of Allocations

8	Cessation/transfer of employment before the Vesting Date

9	Cash equivalent

10	Takeovers and liquidations

11	Variation of share capital

12	Administration

13	General

14	Amendments to these Rules

RULES

of the

TNT PERFORMANCE SHARE PLAN

1.             Definitions and Interpretation

In this Plan, the following words shall, where the context so permits, have the following meanings:-

Expression	Meaning

“AEX-Stock Exchange”	Euronext Amsterdam N.V. (formerly Amsterdam Exchanges N.V.);

“AGM”	the Annual General Meeting of shareholders of the Company;

“Allocation”

a Share Award or a SAR or a Cash Award granted to an Eligible Employee pursuant to the Plan on terms such that the Vesting of the Shares or Cash Sum (as the case may be) is conditional upon the Performance Conditions being satisfied before the Vesting Date and the relevant Participant remaining an Eligible Employee until the Vesting Date;

“Associated Company”	a company of which the Company does not have Control but in which the Company is a direct or indirect shareholder;

“the Auditors”	the auditors for the time being of the Company;

“Calculation Date”	the earlier of:

(a) the third anniversary of the Date of Grant; or

(b) the date of cessation of employment where ceasing for a reason under Rule 8.1 only;

“Cash Award”	the right to receive a Cash Sum and Interest granted pursuant to this Plan;

“Cash Sum”	a cash amount payable under a Cash Award or a SAR

“the Company”	TNT N.V. registered in The Netherlands;

“Control”	in relation to a corporate body, the power of a person or legal entity to secure:

(a) by means of the holding of shares or the possession of voting rights in or relating to that or any other corporate body; or

(b) by virtue of any powers conferred by the articles of association or other document regulating that or any other corporate body;

means that the affairs of the first mentioned corporate body are conducted in accordance with the wishes of that person or legal entity it being understood that any corporate body where the Company owns directly or indirectly 50% or more of the shares or voting rights is under Control of the Company;

“Date of Grant”	in respect of any Allocation the date upon which that Allocation is granted;

“Dealing Day”	any weekday (excluding a Saturday or Sunday) which is not a statutory, public or bank holiday in The Netherlands, the United Kingdom, Germany or the United States of America;

“Eligible Employee”	any executive director or employee of a Participating Company;

“Grantor”	(a) on the instructions of the Supervisory Board the Company; or

(b) on the instructions of the Supervisory Board the Participating Company by which the relevant Eligible Employee or Participant (as the context permits) is employed; or

(c) with the consent of the Supervisory Board, any other person who grants an Allocation under this Plan;

“Grant Period”

the period from and including the day after the day of the announcement of the final results for a financial year of the Company up until and including the day after day of the announcement of the half year results for the following financial year

“Interest”	interest payable to a Participant on a Cash Sum relating to a Cash Award only at Vesting at the rate determined at the Date of Grant;

“Management”	(a) where the Eligible Employee or Participant concerned is a member of the board of management of the Company, the Supervisory Board;

(b) where the Eligible Employee or Participant concerned is not a member of the board of management of the Company, the board of management of the Company or a duly authorised committee thereof or an officer of the Company with duly delegated authority;

“Market Value”	(a) on any day when the Shares are listed on the AEX-Stock Exchange the middle market quotation of a Share as derived from the Official Price List of the AEX-Stock Exchange;

(b) on any day when the Shares are not listed on the AEX-Stock Exchange, the market value as determined by the Auditors;

“Open Period”	any period which is not a Prohibited Period for a Participant;

“Participant”	an Eligible Employee to whom an Allocation has been granted under this Plan, or (where the context so requires) his legal personal representative(s);

“Participating Company”	the Company and any other company of which the Company has Control;

“Performance Condition”	such performance condition determined by the Management in relation to an Allocation in accordance with Rule 4;

“Performance Period”	the period of three calendar years commencing with the calendar year in which the Allocation is granted or such other period as is determined by the Management;

“the Plan”	this plan as from time to time constituted by the Rules which shall be known as the “TNT Performance Share Plan” or such other name as the Supervisory Board may from time to time decide;

“Plan Period”	the period commencing with the date of adoption of the Plan by the Supervisory Board and ending on the tenth anniversary of that date of adoption;

“Prohibited Period”

any period which is a Closed Period under the TNT rules concerning Inside Information and any period outside the Closed Period when a Participant is prohibited from Executing Transactions in Shares under the TNT rules concerning Inside Information;

“Quarter”	means a period lasting three months, beginning on any specified date:

“Rules”	these rules of the Plan and any addenda adopted by the Supervisory Board, as amended from time to time;

“Share”	an ordinary share in the capital of the Company;

“Share Award”	a right to receive Shares granted pursuant to this Plan;

“Stock Appreciation Right” (“SAR”)	a right pursuant to this Plan to receive a Cash Sum calculated by reference to a specific number of Shares in accordance with a formula determined at the Date of Grant;

“Supervisory Board”	the supervisory board of the Company or a duly authorised committee thereof or an officer of the Company with duly delegated authority;

“the TNT Group”	TNT and its subsidiaries from time to time;

“the TNT Rules concerning Inside Information “	the insider trading rules of the Company (latest version);

“Vest”	in relation to

(a) a Share Award – the transfer to the Participant or to such person as the Participant may direct of the Shares comprising the Share Award pursuant to these Rules

(b) a SAR – the transfer to the Participant or his nominee of the Cash Sum comprising the SAR pursuant to these Rules;

(c) a Cash Award – the transfer to the Participant or his nominee of the Cash Sum comprising the Cash Award and the Interest on the Cash Sum pursuant to these Rules;

(and “Vesting” shall be construed accordingly); and

“Vesting Date”	the date on which the Shares (or Cash Sum or Cash Sum and Interest) are transferred to a Participant.

“Vesting Period”	the period which shall start on the Date of Grant and end on the Vesting Date provided that:

(a) If the Calculation Date is in an Open Period for a particular Participant then the Vesting Period for his Allocation shall end no later than the 30th day after the Calculation Date; or

(b) If the Calculation Date is in a Prohibited Period for a particular Participant then the Vesting Period for his Allocation shall end no later than the 30th day after the start of the next Open Period for that particular Participant.

Provided that when determining the 30 days in (a) and (b) above, days may only be counted if they are in an Open Period for that particular Participant. For the avoidance of doubt the 30 days could be counted over one or more successive Open Periods if there are insufficient days in the Open Period(s).

References to any statutory provision are to that provision as amended or re-enacted from time to time, and, unless the context otherwise requires, words in the singular shall include the plural and vice versa and the masculine shall include the feminine and vice versa.

2.             Grant of Allocations

2.1       Subject to Rules 3 and 4, the Grantor shall grant an Allocation to a Participant by a resolution of the Grantor. The Grantor shall procure that details relating to the Allocation will be made available to each Participant within 30 days of the Date of Grant by one (or more) of the following methods:

2.1.1        by electronic mail; and/or

2.1.2        by web-based electronic record or records; and/or

2.1.3        by paper certificate

2.2       The details referred to in Rule 2.1 are as follows:

2.2.1        the identity of the Grantor;

2.2.2        the Date of Grant;

2.2.3        whether the Allocation is a Share Award, or a SAR, or a Cash Award;

2.2.4        the number and class of Shares in the case of a Share Award;

2.2.5        the number and class of Shares and the formula by reference to which the Cash Sum is determined in the case of a SAR;

2.2.6        the amount of the Cash Sum and the rate of Interest payable on the Cash Sum on Vesting in the case of a Cash Award; and

2.2.7        a brief description of any Performance Conditions applying to the Allocation.

2.3       For the avoidance of doubt Participants are not required to pay for the grant of an Allocation.

3.             Restrictions on the grant of Allocations

3.1.      Subject to Rule 3.2 the Grantor may only grant an Allocation to an Eligible Employee during the Plan Period.

3.2.      The Grantor may only grant an Allocation annually during the Grant Period Provided that a grant of an Allocation may be made at any other time during the Plan Period only if:

3.2.1.       the Management considers the circumstances to be exceptional to do so; or

3.2.2.       the Management considers it necessary for a newly appointed Eligible Employee.

3.3.      The grant of the Allocation is normally intended to take place on the first Dealing Day after the day of announcement of the first quarter results of the Company.

3.4.      The Supervisory Board will take account of any issues arising under the TNT rules concerning Inside Information when instructing the Grantor which type of Allocation to grant to a Participant. For the avoidance of doubt the Supervisory Board has the discretion to instruct the Grantor that a Participant may be granted a different type of Allocation each year depending on the circumstances at the relevant time.

3.5.      No Allocation shall be granted to an Eligible Employee at a time when the Eligible Employee is within one year of retirement of his or her contractual retirement date.

3.6.      An Allocation shall not be charged, pledged or otherwise encumbered.  Any purported assignment, charge, disposal or dealing with the rights and/or interests of the Participant under the Plan shall render the Allocation void, unless the transfer is on the death of the Participant.

4.             Conditions attaching to Allocations

4.1.      Each and every Allocation shall be made on terms that subject as provided in Rules 8 and 10, the Vesting of the Allocation is dependent upon both of the following conditions being satisfied at the Vesting Date:

4.1.1.       that the Participant continues to be an Eligible Employee from the Date of Grant up until the Vesting Date; and

4.1.2.       subject as provided in Rule 10, the Vesting of the Allocation is dependent upon the satisfaction of the Performance Condition.

4.2.      Any Performance Condition and the determination of the Performance Period shall relate to the performance of the Company or any other Participating Company or the relevant Participant (as the case may be) judged according to such objective criteria as the Supervisory Board shall from time to time determine.

4.3.      If in relation to an Allocation there occurs any event or events which causes the Supervisory Board to consider that:

4.3.1.           an amended Performance Condition would be a fairer measure of the performance of the Company or any other Participating Company or the relevant Participant (as the case may be); or

4.3.2.           an amended Performance Condition would provide a more effective incentive to the relevant Participant the Supervisory Board may amend the Performance Condition in such manner as it in its absolute discretion determines.  Any such amendment shall be binding on the relevant Participant.  The Supervisory Board shall within 30 days of amending the Performance Condition notify the Participant in writing giving details of the amended Performance Condition.

4.4.      The Management may determine that any Allocation shall be subject to such additional and/or modified terms and conditions relating to its grant and/or Vesting as may be necessary to comply with or take account of any securities, exchange control or taxation, laws, regulations or changes in legislation or practice of any territory which may have application to the relevant Eligible Employee, Participant or the TNT Group, provided such supplemental terms, conditions, rules or procedures would not materially deviate from these Rules, in which case, the prior approval of the Supervisory Board must be obtained.

4.5.      In exercising its powers under Rule 4.4 and subject to obtaining the prior approval of the Supervisory Board (if necessary) the Management may:

4.5.1.           require a Participant or Eligible Employee to make such declarations or take such other action (if any) as may be required for the purpose of any securities, exchange control, taxation or other laws of any territory which may be applicable to him at the Date of Grant and/or on Vesting; and

4.5.2.           adopt any supplemental rules or procedures governing the grant and/or Vesting in relation to an Allocation, as may be required for the purpose of any securities, exchange control, taxation or other laws of any territory which may be applicable to an Eligible Employee or Participant, including taking such steps as may be necessary to ensure that any tax, social security or similar payments required to be paid or administered by the TNT Group in connection with such Allocation are paid or administered in accordance with the laws or rules applicable.

5.             Achievement of Performance Condition

5.1.      Before the Vesting Date the Supervisory Board shall determine whether the Performance Condition relating to the relevant Allocation has been satisfied.

5.2.      To the extent that the Performance Condition has been satisfied as determined under Rule 5.1 and if Rule 4.1.1 has been satisfied the relevant Allocation shall Vest in the Vesting Period, subject to Rules 6, 7, 8, 9 and 10.

6.             Issues arising at Vesting

6.1.      Any liability of a Participant to taxation or social security contributions (or equivalent) in respect of an Allocation shall be for the account of the relevant Participant.

6.1.1.       The transfer of the relevant Shares or Cash Sum and/or Interest (as the case may be) shall be conditional on the Participant complying with arrangements specified by the Grantor for the payment of any taxation (including without limitation the deduction of tax at source) and/or social security contributions (or equivalent).  The Grantor or any other Participating Company which employs a Participant shall be entitled to make arrangements for the sale of some or all of the Shares or retain some or all of the Cash Amount (as the case may be) to satisfy such Participant’s tax liability and/or liability to social security contributions (or equivalent).

6.1.2.       Each Participant agrees to indemnify the Grantor, the Company and every Participating Company against any tax or social security claim of whatever nature or any other liability or obligation incurred by the Grantor, the Company or any Participating Company which relates to the liability of a Participant in the Plan to taxation or social security contributions (or equivalent).

6.1.3.       Any liability of the Grantor, the Company or any Participating Company to make employer social security contributions for its own account in respect of Allocations provided under the Plan, shall not be the liability of the Participant.

6.2.      Shares allotted under this Plan shall rank pari passu in all respects with the Shares of the same class for the time being in issue save as regards any rights attaching to such Shares by reference to a record date prior to the date of allotment and in the case of a transfer of existing Shares the transferee shall not acquire any rights attaching to such Shares by reference to a record date prior to the date of such transfer.

6.3.      If and so long as the Shares are listed on the AEX-Stock Exchange or any other stock exchange, the Company shall apply for any Shares allotted under this Plan to be admitted to the list of such exchange.

6.4.      For the avoidance of doubt the Participant does not have to make any payment for the Vesting of an Allocation.

7.             Lapse of Allocations

7.1.      An Allocation will lapse without notice on the earliest of the following:-

7.1.1.           the date of cessation of employment of a Participant other than in circumstances where the Vesting of Allocations is permitted under Rules 8.1 or Rule 8.3. For the avoidance of doubt any Allocation granted within one year of the Participant’s contractual retirement age shall lapse on the date of cessation of employment, and an Allocation will lapse to the extent it has not Vested pursuant to Rule 8.3 at the end of the relevant Vesting Period;

7.1.2.           any of the dates specified in Rule 10 for such lapse; and

7.1.3.           the date on which a resolution is passed or an order is made by the Court for the compulsory winding up of the Company.

8.             Cessation/transfer of employment before the Vesting Date

8.1.      If a Participant ceases to be an Eligible Employee before the Vesting Date by reason of the following:

8.1.1.           death;

8.1.2.           disability, injury or ill-health (evidenced to the satisfaction of the Management);

8.1.3.           redundancy;

8.1.4.           retirement at contractual retirement age (but only in respect of Allocations granted one year or more prior to the Participant’s contractual retirement date);

8.1.5.           the Participant entering into a contract of employment with an Associated Company;

8.1.6.           early retirement with the agreement of the Management (but only in respect of Allocations granted one year or more prior to the date of early retirement); and

8.1.7.           any other reason which the Management considers reasonably justifies the continuance of an Allocation,

then an Allocation shall not lapse by reason of such cessation and may Vest in accordance with Rule 8.3.

8.2.      If a Participant ceases to be an Eligible Employee before the Vesting Date for a reason other than those set out in Rule 8.1, an Allocation will lapse without further notice on the date of cessation and without any compensation.

8.3.      Where an employee ceases employment as set out in Rule 8.1 the Management will, in its absolute discretion, determine the extent (if any) to which an Allocation will Vest and the Shares or the Cash Sum (as the case may be) be transferred within the Vesting Period.  In making this determination, the Management will have regard to any post termination covenants (or similar conditions) applying to the employee pursuant to his contract of employment immediately before his cessation of employment, and the Management may determine the extent (if any) to which an Allocation will Vest and the Shares or the Cash Sum (as the case may be) be transferred in accordance with the calculation set out in Rule 8.3.1, but will not be limited to this method of calculation:

8.3.1.           the calculation determining the number of Shares or the amount of the Cash Sum (as the case may be) which shall Vest in accordance with Rule 8.3 where cessation of employment occurred before the third anniversary of the Date of Grant, where

S = Number of Shares or the amount of the Cash Sum (as the case may be) calculated by the Management determining to what extent the Performance Condition has been satisfied using the latest available three monthly figures as at the date of cessation

Q = Number of complete Quarters in the period commencing on the Date of Grant and ending on the date of cessation.

S x (Q/12) = number of Shares or the amount of the Cash Sum which shall Vest

8.4.      Any transfer of the Shares or the Cash Sum (as the case may be) under this Rule 8 shall be subject to Rules 6.1 and 6.3.

9.             Cash equivalent

9.1.      Where an Allocation (other than a Cash Award) granted under this Plan has not yet Vested, the Management may determine that, in substitution of the Vesting of the Allocation, and in full and final satisfaction of such right, he shall be paid by way of additional emoluments or such other method as the Management may in its absolute discretion decide, an amount equal to the cash equivalent of the Allocation.

9.2.      As soon as reasonably practicable after the Management has determined pursuant to this Rule 9 that a Participant shall be paid the cash equivalent the Company shall pay to him, or procure the payment to him of, the relevant amount in cash; and

9.3.      Where any cash equivalent is payable in accordance with this Rule 9, there shall be deducted from it such amounts on account of tax or similar liabilities as may be required by the law of any relevant jurisdiction, or as the Management may reasonably consider to be necessary or desirable.

10.          Takeovers and liquidations

10.1.

10.1.1.         If any person obtains Control of the Company, the Supervisory Board may in its discretion allow all or part of the Allocations to Vest on the date on which Control of the Company passes.  Allocations will lapse at the end of the period of 6 months following such date.

10.1.2.         For the purposes of this Rule 10 a person shall be deemed to have obtained Control of the Company if he and others acting in concert with him have together obtained Control of it.

10.2.    If the Company passes a resolution for voluntary winding up or statutory merger or demerger the Management with the consent of the Supervisory Board may in its discretion allow some or all or part of the subsisting Allocations to Vest either

10.2.1.         on the date on which the resolution is passed or

10.2.2.         prior to the passing of the resolution in the case of a Share Award, but conditionally on its being passed, to the extent that the Participants will be entitled to share in the assets of the Company with the other shareholders on the same basis as if they had been the registered holders of the relevant Shares immediately prior to the passing of the resolution.

10.2.3.         Allocations will lapse at the end of the period of 6 months following the winding up resolution.

10.3.    Any transfer of the Shares or the Cash Sum (as the case may be) under this Rule 10 shall be subject to Rules 6.1 and 6.3.

11.           Variation of share capital

11.1.    In the event of any capitalisation, consolidation, sub-division or reduction of the share capital of the Company and in respect of any discount element in any rights issue or any other variation in the share capital of the Company an Allocation may be varied in such manner as the Grantor with the approval of the Supervisory Board shall determine.

11.2.    The Grantor may take such steps as it considers necessary to notify Participants of any adjustment made under Rule 11.1.

12.          Administration

12.1.    The Plan shall be subject to the approval by the shareholders at the AGM in respect of the members of the board of management of the Company.

12.2.    The Management shall have power from time to time to make and vary such regulations (not being inconsistent with these Rules) for the implementation and administration of the Plan as it thinks fit.

12.3.    The decision of the Management shall be final and binding in all matters relating to this Plan (other than in the case of matters to be determined or confirmed by the Auditors in accordance with this Plan).

12.4.    The costs of establishing and administering this Plan shall be borne by the Grantor and/or the Participating Companies.

12.5.    Unless otherwise specified by the Grantor from time to time, any notification or other notice which the Grantor is required to give or may desire to give to any Eligible Employee or Participant pursuant to the Plan and any notification or other notice which any Eligible Employee or Participant is required to give or may desire to give to the Grantor pursuant to the Plan may be served by any means of delivery (for example, but without limitation, by post, fax, electronic mail or web-based electronic communication) properly addressed to the recipient.

12.6.    Any notice under Rule 12.5 shall be deemed to be properly served

(a)            once it has been received by the recipient, or

(b)            in the absence of receipt by the recipient, if evidence is produced of sending the notice (within a reasonable time of request) at the time it would have been received, or

(c)            in the absence of receipt by the recipient, if no evidence is produced of sending the notice (or is not produced within a reasonable time of request) the Management shall determine in its discretion (such discretion to be exercised fairly and reasonably) whether or not the notice shall have been properly served and the time of delivery.

13.   General

13.1.    This Plan shall commence upon the date of its approval by the Supervisory Board and shall (unless previously terminated by it) terminate on the expiry of the Plan Period.  Upon termination (howsoever occurring) no further Allocations may be granted but such termination shall be without prejudice to any accrued rights in existence at the date thereof.

13.2.    The Company will ensure that sufficient Shares will be available to satisfy the Vesting of Allocations where the Allocations are Share Awards.

13.3.    Notwithstanding any other provisions of this Plan:

13.3.1.         this Plan shall not form part of any contract of employment between any Participating Company and any Eligible Employee of any such company.  The rights and obligations of any individual under the terms of his office or employment with any Participating Company shall not be affected by his participation in this Plan or any right which he may have to participate in it, and this Plan shall afford such an individual no additional rights to compensation or damages in consequence of the termination of such office or employment for any reason whatsoever;

13.3.2.         no Participant shall be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of the Allocation not Vesting in consequence of the loss or termination of his office or employment with any Participating Company for any reason whatsoever;

13.3.3.         this Plan shall not give any person any legal or equitable rights (other than those constituting the Allocations themselves) against any Participating Company directly or indirectly, or give rise to any cause of action at law or in equity against any Participating Company.

13.3.4.         All Participants and Eligible Employees agree as a condition of their participation in the Plan that any personal data in relation to them may be held by any company in the TNT Group and/or passed to any third party where necessary for the administration of the Plan.

13.3.5.         This Plan and all Allocations granted under it shall be governed by and construed in accordance with Dutch law.

14.           Amendments to these Rules

14.1.    The Management may amend the provisions of this Plan and the terms of the Allocations as it considers necessary or desirable in order to:

(a)               benefit the administration of the Plan; or

(b)               comply with or take account of the provisions of any proposed or existing legislation without the need for the prior approval of the Supervisory Board or the AGM.

14.2.    All other amendments to the provisions of the Plan or to the terms of the Allocations shall only be effective with the consent of the Supervisory Board.

14.3.    Any material changes to the Rules regarding the members of the Board of Management of the Company shall require approval of the AGM.